Exhibit 10.1

U.S. BANCORP

ANNUAL EXECUTIVE INCENTIVE PLAN

U.S. BANCORP

ANNUAL EXECUTIVE INCENTIVE PLAN

1.	Effective Date and Purpose

U.S. Bancorp (the “Company”) hereby adopts the U.S. Bancorp Annual Executive Incentive Plan (the “Plan”) effective as of the Effective Date. The purpose of the Plan is to enhance the ability of the Company to attract, reward and retain employees, to strengthen employee commitment to the Company’s success and to align employee interests with those of the Company’s stockholders by providing variable compensation, based on the achievement of performance objectives.

2.	Definitions

(a)    “Award” shall mean the actual amount of the incentive award earned by a Participant under the Plan for any Performance Period.

(b)    “Board” shall mean the Company’s Board of Directors as constituted from time to time.

(c)    “Code” shall mean the Internal Revenue Code of 1986, as amended or any successor statute thereto and the regulations promulgated thereunder.

(d)    “Committee” shall mean the Compensation and Human Resource Committee of the Board.

(e)    “Company” shall mean U.S. Bancorp or any successor corporation.

(f)    “Effective Date” shall mean January 1, 2019.

(g)    “Eligible Employee” shall mean an employee of the Employer who is an officer subject to the reporting requirements of Section 16 of the Securities Exchange Act of 1934.

(h)    “Employer” shall mean U.S. Bancorp.

(i)     “Participant” for any Performance Period, shall mean an Eligible Employee designated by the Committee to participate in the Plan.

(j)    “Performance Goals” for any Performance Period, may include one or more of the following performance goals, either individually, alternatively or in any combination, applied on a corporate, subsidiary, division, business unit or line of business basis: sales, revenue, costs, expenses (including expense efficiency ratios and other expense measures), earnings (including one or more of net profit after tax, gross profit, operating profit, earnings before interest and taxes, earnings before interest, taxes, depreciation and amortization and net earnings), earnings per share, earnings per share from continuing operations, operating income, pre-tax income, operating income margin, net income, margins (including one or more of gross, operating and net income margins), returns (including one or more of return on actual or proforma assets, net assets, equity, investment, capital and net capital employed), stockholder return (including total stockholder return relative to an index or peer group), stock price, growth of loans and deposits, number of customers or households, economic value added, cash generation, cash flow, unit volume, working capital, market share, cost reductions and strategic plan development and implementation, or any other goal that is established at the discretion of the Committee. Such goals may reflect absolute entity or business unit performance or a relative comparison to the performance of a peer group of entities or other external measure of the selected performance criteria. The Committee may adjust any evaluation of performance under such goals to exclude the effect of certain events, including, without limitation, any of the following events: asset write-downs, litigation or claim judgments or settlements, reorganizations, acquisitions, divestitures, restructurings, discontinued operations, early extinguishment of debt, extraordinary items, and other unusual or non-recurring gains or charges; severance, contract termination and other costs related to exiting certain business activities; changes in tax law, accounting principles or other such laws or provisions affecting reported results; and foreign exchange gains and losses or an event either not directly related to the operations of the Company or not within the reasonable control of the Company’s management.

(k)    “Performance Period” shall mean a calendar year of the Company or any other period designated by the Committee with respect to which an Award may be earned.

(l)    “Plan” shall mean this U.S. Bancorp Annual Executive Incentive Plan, as from time to time amended and in effect.

(m)    “Target Award Level” for any Participant with respect to any Performance Period, shall mean the target incentive amount, as determined by the Committee in its sole discretion. The Target Award Level may be designated as dollar amount, percentage of base salary, or such other measure, as determined by the Committee, and which can be established at or with different levels, including minimum or maximum levels.

3.	Eligibility

The Committee shall designate which Eligible Employees shall participate in the Plan for each Performance Period. To be eligible to receive an Award with respect to any Performance Period, an Eligible Employee must be actively employed by the Employer on the last day of the Performance Period in which an Award is earned, except as otherwise determined by the Committee. Newly hired Eligible Employees may be eligible to receive a prorated Award for a Performance Period, except as otherwise determined by the Committee.

4.	Administration

The administration of the Plan shall be consistent with the purpose and the terms of the Plan. The Plan shall be administered by the Committee. The Committee shall have full authority to establish the rules and regulations relating to the Plan, to interpret the Plan and those rules and regulations, to select Participants in the Plan, to determine each Participant’s Target Award Level, to approve all of the Awards, to decide the facts in any case arising under the Plan and to make all other determinations, including factual determinations, and to take all other actions necessary or appropriate for the proper administration of the Plan. The Committee shall have authority to amend or terminate the Plan. All powers of the Committee shall be executed in its sole discretion, in the best interest of the Company, not as a fiduciary, and in keeping with the objectives of the Plan and need not be uniform as to similarly situated individuals.

All Awards shall be made conditional upon the Participant’s acknowledgement, in writing or by acceptance of the Award, that all decisions and determination of the Committee shall be final and binding on the Participant, his or her beneficiaries and any other person having or claiming an interest under such Award. Awards need not be uniform as among Participants. The Committee’s administration of the Plan, including all such rules and regulations, interpretations, selections, determinations, approvals, decisions, delegations, amendments, terminations and other actions, shall be final and binding on the Employer and all employees of the Employer, including, the Participants and their respective beneficiaries.

5.	Determination of Awards

(a)    Setting Target Award Levels and Performance Goals.

(i)    The Committee may establish Performance Goals (and how they are weighted, if applicable) and Target Award Levels for Participants at such time or times as the Committee determines in its sole discretion. The Performance Goals established by the Committee may be (but need not be) different for each Performance Period and different Performance Goals may be applicable to different Participants.

(ii)    The Committee shall determine: (A) the Eligible Employees who shall be Participants during the Performance Period, (B) the Performance Goals for the Performance Period (and how they are weighted, if applicable) and (C) each Participant’s Target Award Level.

(b)     Earning an Award. Generally, a Participant earns an Award for a Performance Period based on the level of achievement of the Performance Goals established by the Committee for that Performance Period. A Participant will receive no Award if the level of achievement of all Performance Goals is below the minimum required to earn an Award for the applicable Performance Period.

(c)    Discretionary Awards. Notwithstanding any provision of the Plan to the contrary, in addition to the Award paid to a Participant under the Plan, if any, the Committee may pay to a Participant an additional amount, taking into account such factors as it deems appropriate and determines in its sole and absolute discretion.

(d)    Adjustment of Awards. The Committee may adjust all or part of an Award, including downward or upward adjustments, based upon a Participant’s individual performance and sensitivity to risk.

6.	Changes to the Target

The Committee may at any time prior to the final determination of Awards change the Target Award Level of any Participant or assign a different Target Award Level to a Participant to reflect any change in the Participant’s responsibility level or position during the course of the Performance Period.

7.	Payment of Awards

A Participant’s Award shall be paid in cash, equity, or such other form of consideration determined by the Committee in its sole discretion, or a combination of the foregoing, as soon as administratively practicable after the end of the Performance Period. To the extent a Participant obtains a “legally binding right” (within the meaning of Code Section 409A) to his or her Award, such Award shall be paid as soon as practicable after, and no later than, March 15th following the end of the calendar year in which the Award is no longer subject to a “substantial risk of forfeiture” (within the meaning of Code Section 409A).

8.	Amendments and Termination

The Committee may amend, suspend or terminate the Plan at any time.

9.	Miscellaneous Provisions

(a)     No Employment Right. The Plan is not a contract between the Employer and the Eligible Employees or the Participants. Neither the establishment of the Plan, nor any action taken hereunder, shall be construed as giving any Eligible Employee or any Participant any right to be retained in the employ of the Employer. The Company is under no obligation to continue the Plan. Nothing contained in the Plan shall limit or affect in any manner or degree the normal and usual powers of management, exercised by the officers and the Board or committees thereof, to change the duties or the character of employment of any employee of the Employer or to remove the individual from the employment of the Employer at any time, all of which rights and powers are expressly reserved.

(b)     No Assignment. A Participant’s right and interest under the Plan may not be assigned or transferred and any attempted assignment or transfer shall be null and void and shall extinguish, in the Company’s sole discretion, the Employer’s obligation under the Plan to pay Awards with respect to the Participant.

(c)     Unfunded Plan. The Plan shall be unfunded. The Company shall not be required to establish any special or separate fund, or to make any other segregation of assets, to assure payment of Awards.

(d)    Withholding Taxes. The Employer shall have the right to deduct from Awards paid any taxes or other amounts required by law to be withheld.

(e)    Clawback. All Awards under this Plan shall be subject to forfeiture or other penalties under any clawback policy or provision that may be implemented by the Company from time to time or set forth in an applicable Award, whether adopted on or after the Effective Date.

(f)    Governing Law. The validity, construction, interpretation and effect of the Plan shall exclusively be governed by and determined in accordance with the law of the state of Minnesota.